Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT

Insight NAMES A NEW PRESIDENT OF

NORTH AMERICA BUSINESS

Dell Technologies veteran Joyce Mullen to lead

the North America Business, as Insight secures, optimizes and transforms our clients’ businesses.

TEMPE, AZ – September 17, 2020 – Insight Enterprises, Inc. (Nasdaq: NSIT), the global integrator of Insight Intelligent Technology Solutions™ for organizations of all sizes, announced today that Joyce Mullen will join Insight as its President of its North America business on October 26, 2020. Mullen was formerly President, Global Channel, Embedded & Edge Solutions for Dell Technologies.

Mullen, who spent 21 years of her career at Dell Technologies in a variety of sales, service delivery, and IT solutions roles, brings broad expertise in the channel and demonstrated leadership in delivering technology services and solutions to clients.

“We have found an exceptional leader to take our North America business into the future,” said Ken Lamneck, Insight president and CEO. “In addition to her engaging leadership style, far-reaching expertise in technology services and solutions, and sales acumen, Joyce has established strong relationships within our organization which will facilitate a quick assimilation into our business.”

On accepting the role, Mullen said, “I couldn’t be more excited by the opportunity to join this exceptional company. I’ve had a first-hand view of Insights’ rapid transformation over the past few years, completing strategic acquisitions, broadening its solutions portfolio and scaling to serve more clients. However, the deciding factors for me in joining Insight were its strong solutions portfolio and its inclusive culture and values orientation.”

Mullen’s addition to the Insight executive leadership team underscores its’ commitment to diversity and inclusion and builds off its recognition as one of the 2019 Fortune 100 Best Workplaces for Diversity.

Mullen also serves on the Board of The Toro Company (NYSE: TTC). She completed her undergraduate studies at Brown University in International Relations, and she holds an MBA from Harvard University.

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958

ABOUT INSIGHT
Today, every business is a technology business. Insight Enterprises Inc. empowers organizations of all sizes with Insight Intelligent Technology Solutions™ and services to maximize the business value of IT. As a Fortune 500-ranked global provider of Digital Innovation, Cloud + Data Center Transformation, Connected Workforce, and Supply Chain Optimization solutions and services, we help clients successfully manage their IT today while transforming for tomorrow. From IT strategy and design to implementation and management, our 11,000 teammates help clients innovate and optimize their operations to run business smarter. Discover more at www.insight.com.

CONTACTS:

INVESTORS:
Insight Enterprises, Inc.
Glynis Bryan, 480-333-3251
GLYNIS.BRYAN@INSIGHT.COM
or
Helen Johnson, 480-333-3234
HELEN.JOHNSON@INSIGHT.COM

MEDIA:
Insight Enterprises
Amy Protexter, 480-409-6710
AMY.PROTEXTER@INSIGHT.COM
or
Sloane & Company
Ariel Kouvaras, 212-446-1884
AKOUVARAS@SLOANEPR.COM

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958